UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Edward J. Brown III
   Bank of America Corporation
NC1-007-58-11
   NC, Charlotte 28255
2. Issuer Name and Ticker or Trading Symbol
   BANK OF AMERICA CORPORATION (BAC)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   2/4/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President Global Corporate & Investment Banking
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
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Common Stock        |2/1/ 2|      |F   | |1615              |D  |           |98559              |D     |                           |
                    |003   |      |1   | |                  |   |           |                   |      |                           |
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Common Stock        |12/31/|      |J   |V|1244.44           |A  |           |14859.832          |I     |Thrift Trust               |
                    | 2002 |      |2   | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
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Preferred, Se|        |12/31/ |      |J   |V|8.04       |A  |     |     |Common Stock|13.5072|       |285.2       |D  |            |
ries C       |        |2002   |      |3   | |           |   |     |     |            |       |       |            |   |            |
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Option, Right|$48.4375|       |      |    | |           |   |     |02/01|Common Stock|       |       |150000      |D  |            |
 to Buy      |        |       |      |    | |           |   |     |/2010|            |       |       |            |   |            |
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Option, Right|$53.28  |       |      |    | |           |   |     |01/31|Common Stock|       |       |300000      |D  |            |
 to Buy      |        |       |      |    | |           |   |     |/2011|            |       |       |            |   |            |
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Option, Right|$61.36  |       |      |    | |           |   |     |2/01/|Common Stock|       |       |250000      |D  |            |
 to Buy      |        |       |      |    | |           |   |     |2012 |            |       |       |            |   |            |
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Option, Right|$70.03  |2/3/ 20|      |A   | |100000     |A  |4    |02/03|Common Stock|100000 |$70.03 |100000      |D  |            |
 to buy      |        |03     |      |    | |           |   |     |/2013|            |       |       |            |   |            |
             |        |       |      |    | |           |   |     | 4   |            |       |       |            |   |            |
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Restricted St|1 for 1 |       |      |    | |           |   |     |02/15|Common Stock|       |       |6213        |D  |            |
ock Units    |        |       |      |    | |           |   |     |/2004|            |       |       |            |   |            |
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Restricted St|1 for 1 |       |      |    | |           |   |     |2/15/|Common Stock|       |       |25424       |D  |            |
ock Units    |        |       |      |    | |           |   |     |2005 |            |       |       |            |   |            |
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Option, Right|$26.8125|       |      |    | |           |   |     |7/01/|Common Stock|       |       |200000      |D  |            |
 to Buy      |        |       |      |    | |           |   |     |2005 |            |       |       |            |   |            |
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Option, Right|$65.375 |       |      |    | |           |   |     |7/01/|Common Stock|       |       |30000       |D  |            |
 to Buy      |        |       |      |    | |           |   |     |2007 |            |       |       |            |   |            |
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Option, Right|$79.9375|       |      |    | |           |   |     |7/01/|Common Stock|       |       |100000      |D  |            |
 to Buy      |        |       |      |    | |           |   |     |2008 |            |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Disposition of shares to the issuer to satisfy the tax withholding obligation associated with the vesting of restricted stock which is exempt under Rule 16b-3(e).
2. Shares acquired were exempt acquisitions pursuant to Rule 16b-3(c) under Bank of America Corporation 401(k) Plan.
3. Each share of Series C Preferred stock is convertible into 1.68 shares of common stock of Bank of America Corporation.
4. This option vests 100% on February 3, 2006.
SIGNATURE OF REPORTING PERSON
Edward J. Brown III
Edward J. Brown III